Exhibit No. 23.3

Consent of Independent Registered Public Accounting Firm

To The Board of Directors
Barnwell Industries, Inc.

We hereby consent to the incorporation by reference in the following Registration Statements and prospectus:

1.Form S-8 No. 333-251471 pertaining to the 2018 Equity Incentive Plan, as amended and restated, of Barnwell Industries, Inc.

2.Form S-8 No. 333-269704 pertaining to the 2018 Equity Incentive Plan, as amended and restated, of Barnwell Industries, Inc.

our report dated December 16, 2024, with respect to the consolidated balance sheets as of September 30, 2024 and 2023 of Barnwell Industries, Inc. and subsidiaries and related consolidated statements of operations, comprehensive loss, equity, and cash flows for each of the two years in the period ended September 30, 2024, and related notes, which report appears in the September 30, 2024 Annual Report on Form 10-K of Barnwell Industries, Inc.

/s/ WEAVER AND TIDWELL, L.L.P.

Little Falls, New Jersey
December 16, 2024